SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 28, 2013

ROYALE ENERGY, INC.
(Exact name of registrant as specified in its charter)

California	0-22750	33-02224120
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

7676 Hazard Center Drive, Suite 1500
San Diego, California 92108
(Address of principal executive office)
Issuer's telephone number:  (619) 881-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07                      Submission of Matters to a Vote of Security Holders

On June 28, 2013, the Company held its annual meeting of shareholders.  The following proposals were submitted to the holders of the Company’s capital stock for a vote:

(1)	The election of seven (7) directors to serve until the next annual meeting of shareholders, and until their successors shall be duly elected and qualified; and

(2)	The approval of, in a nonbinding advisory vote, the compensation of the Company’s named executive officers;

(3)
The determination of, in a nonbinding advisory vote, the frequency of the nonbinding resolution to approve the compensation of the named executive officers every year, every two years, or every three years;

(4)
The amendment of the Company’s Articles of Incorporation to increase the authorized shares of the Company’s capital stock from 30,000,000 to 60,000,000 shares, including 50,000,000 common shares and 10,000,000 preferred shares;

(5)
The approval of the issuance of shares of common stock in excess of 20% of the outstanding shares in connection with (x) conversions of convertible notes due December 31, 2014, and (y) to the extent Proposal (6) is approved, exercises of warrants issued pursuant to the October 28, 2012, Securities Purchase Agreement; and

(6)
The approval of any future adjustments of the exercise prices for the Series E warrants that were issued in accordance with the terms of such warrants that were issued pursuant to the October 28, 2012, Securities Purchase Agreement, to the extent that Proposal 5 is approved.

At the meeting, only 27% of the Company’s voting capital stock was present or present through their proxy. Since a quorum of the shareholders was not present, no actions nor votes were taken during the shareholder meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYALE ENERGY, INC.

Date: July 1, 2013	/s/ Stephen M. Hosmer
Stephen M. Hosmer, Co-President, Co-Chief Executive Officer and Chief Financial Officer